Exhibit 10.6

Participation Agreement

Date:	July 14, 2021
To:	Michael Carr, President and Chief Executive Officer (Effective July 27, 2021)
From:	Debra Frimerman, General Counsel
Subject:	Calyxt, Inc. 2021 Executive Severance Plan Participation Agreement

I am pleased to advise that you have been designated as an “Eligible Employee” for the purposes of the Calyxt, Inc. 2021 Executive Severance Plan, as amended from time to time (the “Plan”), subject to your acceptance of this Participation Agreement, commencement of your employment at Calyxt, Inc. (the “Company”) pursuant to that certain offer letter effective as of July 13, 2021, and your execution and delivery of a Calyxt Employee Agreement in the form previously provided to you.

All terms not otherwise defined herein shall have the meanings assigned to them in the Plan. References herein to the “Plan” refer to the Plan, as modified by this Participation Agreement unless the context requires otherwise.

The Plan and this Participation Agreement constitute the complete and entire statement regarding severance and change in control benefits for which you are eligible and supersede any and all previous agreements as to the severance and change in control provisions thereof and supersede any other plan, policy, custom or practice of Calyxt providing severance benefits to Eligible Employees.  In the event of conflict between the severance and change in control provisions of any prior agreement and the provisions of the Plan, the provisions of the Plan shall control, with no duplication in the amount of or types of payments or benefits to you in the event of a Qualifying Termination.

A copy of the current Plan is enclosed.  As an Eligible Employee, you will be eligible to receive the severance benefits described in the Plan in the event you experience a Qualifying Termination as defined under the Plan. Notwithstanding anything to the contrary in the Plan, the following terms shall apply with respect to you:

1.

Change-In-Control:  If you are otherwise entitled to a Severance Benefit for a Qualifying Termination that occurs during a Change-in-Control Period (a) your Severance Coverage Period and your Benefits Coverage Period will be 24 months and (b) the fraction described in Section 4.1(a)(ii) of the Plan will be one.

2.

Termination For Cause:  To the extent the alleged performance deficiencies or other problems are not willful and are curable, a termination of your employment by the Company for Cause pursuant to Section 2.1(f)(i) and/or Section 2.1(f)(iv) of the Plan shall not qualify as for Cause for purposes of the Plan unless you fail to remedy the alleged performance deficiencies or other problems within 30 days following written notice from the Company specifying the grounds for Cause.

3.	Material Reduction In Salary or Target Bonus: A reduction of your salary or target bonus opportunity that exceeds 20% shall constitute a material reduction pursuant to Section 2.1(r)(ii) of the Plan.

By signing below and in consideration of the opportunity to participate in the Plan, you agree to be bound by the terms of this Participation Agreement and the Plan, including the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any rights to continue in the employ of Calyxt or any of its affiliates.

Please countersign this Participation Agreement and return the original signature pages to me on or before July 27, 2021.

Best regards,

Debra Frimerman

General Counsel

I, Michael Carr, have read this Participant Agreement and the Calyxt, Inc. 2021 Executive Severance Plan and agree to their respective terms.

/s/ Michael Carr	July 15, 2021
Signature	Date